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                                                                     Exhibit 3.1


                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                                 NEON SYSTEMS, INC.


                                     ARTICLE 1

     The name of the corporation is NEON Systems, Inc.


                                     ARTICLE 2

     The address of the corporation's registered office in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                     ARTICLE 3

     The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.


                                     ARTICLE 4

     The total number of shares of all classes of capital stock that the corporation shall have the authority to issue is Forty Million (40,000,000) shares divided into two classes of which Ten Million (10,000,000) shares, par value $.01 per share, shall be designated preferred stock ("Preferred Stock") and Thirty Million (30,000,000) shares, par value $.01 per share, shall be designated common stock ("Common Stock").

     A.   PREFERRED STOCK

     The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof.


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     B.   COMMON STOCK

     1. DIVIDENDS. Subject to the preferential rights, if any, of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the corporation which are by law available therefor, dividends payable either in cash, in property or in shares of Common Stock or other securities of the corporation.

     2. VOTING RIGHTS. At every annual or special meeting of stockholders of the corporation every holder of Common Stock shall be entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the corporation.

     3. LIQUIDATION, DISSOLUTION OR WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, after payment or provision for payment of the debts and other liabilities of the corporation and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Common Stock shall be entitled to share ratably in the remaining assets of the corporation.


                                     ARTICLE 5

     The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the corporation and do all such lawful acts and things as are not by statute or this Certificate of Incorporation directed or required to be exercised or done by the stockholders.

     A.   NUMBER OF DIRECTORS

     The number of directors of the corporation (exclusive of directors to be elected by the holders of any one or more series of Preferred Stock of the corporation which may be outstanding, voting separately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, though less than a quorum, but in no event shall be less than one.


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     B.   CLASSES

     Subject to the rights, if any, of any series of Preferred Stock then outstanding, the directors shall be divided into three classes, designated Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the extra directors shall be a member of Class III and the other shall be a member of Class II. The term of office of directors elected to each class at the 1999 annual meeting of stockholders shall expires as follows: Class I shall expire at the 2000 annual meeting of stockholders, Class II shall expire at the 2001 annual meeting of stockholders and Class III shall expire at the 2002 annual meeting of stockholders. At each annual meeting of stockholders following the 1999 annual meeting of stockholders, directors shall be elected to succeed those directors whose terms expire for a term of office to expire at the third succeeding annual meeting of stockholders after their election. All directors shall hold office until the annual meeting of stockholders for the year in which their term expires and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal.

     C.   VACANCIES

     Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified, or until such director's earlier death, resignation, disqualification or removal.

     D.   REMOVAL

     Any director or the entire Board of Directors may be removed only for cause and only by the vote of the holders of a majority of the securities of the corporation then entitled to vote at an election of directors.


                                     ARTICLE 6

     Elections of directors need not be by written ballot unless the By-Laws of the corporation shall otherwise provide.


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                                     ARTICLE 7

     Nominations of persons for election to the Board of Directors may be made at an annual meeting of stockholders or special meeting of stockholders called by the Board of Directors for the purpose of electing directors (i) by or at the direction of the Board or (ii) by any stockholder of the corporation entitled to vote for the election of directors at such meeting who complies with the notice procedures set forth in this Article 7. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the scheduled date of the meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; PROVIDED, HOWEVER, that if less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made.

     A stockholder's notice to the Secretary shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the corporation which are beneficially owned by such person on the date of such stockholder's notice and (d) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor statute thereto (the "Exchange Act") (including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to the stockholder giving notice (a) the name and address, as such information appears on the corporation's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominee(s), (b) the class and number of shares of the corporation which are beneficially owned by such stockholder and each other stockholder known by such stockholder to be supporting such nominee(s) on the date of such stockholders notice, (c) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iii) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder.

     Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, no person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Article 7. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by this Article 7 and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.


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                                     ARTICLE 8

     At an annual meeting of stockholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been properly brought before the annual meeting of stockholders (i) by or at the direction of the Board of Directors or (ii) by a stockholder of the corporation who complies with the procedures set forth in this Article 8. For business or a proposal to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, regardless of any postponement, deferral or adjournment of that meeting to a later date; PROVIDED, HOWEVER, that if less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be so delivered or mailed and received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made.

     A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before an annual meeting of stockholders (i) a description, in 500 words or less, of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as such information appears on the corporation's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder and each other stockholder known by such stockholder to be supporting such proposal on the date of such stockholder's notice, (iv) a description, in 500 words or less, of any interest of the stockholder in such proposal and (v) a representation that the stockholder is a holder of record of stock of the corporation and intends to appear in person or by proxy at the meeting to present the proposal specified in the notice.

     The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that the business was not properly brought before the meeting in accordance with the procedures prescribed by this Article 8, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing, nothing in this Article 8 shall be interpreted or construed to require the inclusion of information about any such proposal in any proxy statement distributed by, at the direction of, or on behalf of, the Board of Directors.

                                     ARTICLE 9

     Any action required or permitted to be taken at any annual or special meeting of stockholders may only be taken upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.


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                                     ARTICLE 10

     Subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time only by the Chairman of the Board or Chief Executive Officer of the corporation or by the Board of Directors.


                                     ARTICLE 11

     In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of not less than two-thirds (2/3) of all securities of the corporation entitled to vote generally in the election of directors shall be required to adopt an agreement of merger or consolidation (other than with respect to the merger of a wholly- owned subsidiary of the corporation with and into the corporation pursuant to Section 253 of the General Corporation Law of Delaware) or to approve the sale, lease or exchange of all or substantially all of the corporation's property and assets (other than a mortgage or pledge thereof).


                                     ARTICLE 12

     The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the corporation. Any By-Laws made by the directors under the powers conferred hereby may be amended or repealed by the directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, the By-Laws shall not be amended or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all shares of the corporation entitled to vote generally in the election of directors voting together as a single class.


                                     ARTICLE 13

     The Board of Directors, each committee of the Board of Directors and each individual director, in discharging their respective duties under applicable law and this Certificate of Incorporation and in determining what they each believe to be in the best interests of the corporation and its stockholders, may consider the effects, both short-term and long-term, of any action or proposed action taken or to be taken by the corporation, the Board of Directors or any committee of the Board of Directors on the interests of (i) the employees, licensees, associates, customers, suppliers and/or creditors of the corporation and its subsidiaries and (ii) the communities in which the corporation and its subsidiaries own or lease property or conduct business, all to the extent that the Board of Directors, any committee of the Board of Directors or any individual director deems pertinent under the circumstances (including the possibility that the interests of the corporation may


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best be served by the continued independence of the corporation); PROVIDED,
HOWEVER, that the provisions of this Article 13 shall not limit in any way the right of the Board of Directors to consider any other lawful factors in making its determinations, including, without limitation, the effects, both short-term and long-term, of any action or proposed action on the corporation or its stockholders directly; and PROVIDED FURTHER that this Article 13 shall be deemed solely to grant discretionary authority to the Board of Directors, each committee of the Board of Directors and each individual director and shall not be deemed to provide to any specific constituency any right to be considered.


                                     ARTICLE 14

     Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of
Section 291 of the General Corporation Law of Delaware, or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of the General Corporation Law of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all of the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.


                                     ARTICLE 15

     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; PROVIDED, HOWEVER, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of this Article 15 shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


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                                     ARTICLE 16

     Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or agent or in any other capacity while serving as such a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the General Corporation Law of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), or by other applicable law as then in effect, against any expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes under the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such indemnitee in connection therewith.

     A. Any indemnification under this Article 16 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment). Such determination shall be made (i) by the Board of Directors by a majority vote of the directors who are not parties to such proceeding, even though less than a quorum (the "Disinterested Directors"), or (ii) if there are no such Disinterested Directors, or, if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders. The majority of Disinterested Directors may, as they deem appropriate, elect to have the corporation indemnify any other employee, agent or other person acting for or on behalf of the corporation.

     B. Costs, charges and expenses (including attorneys' fees) incurred by a director or officer of the corporation, or such other person acting on behalf of the corporation as determined in accordance with Paragraph A, in defending a proceeding shall be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director, officer or other person to repay all amounts so advanced in the event that it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified by the corporation as authorized in this Article 16. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director, officer, employee, agent or other person acting on behalf of the corporation, authorize the corporation's counsel to represent such person, in any proceeding whether or not the corporation is a party to such proceeding.


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     C.   Any indemnification or advance of costs, charges, and expenses under this Article 16 shall be made promptly, and in any event within 60 days, upon the written request of the person seeking indemnification or advancement of expenses (hereinafter a "claimant"). The right to indemnification or advances as granted by this Article 16 shall be enforceable by the claimant in any court of competent jurisdiction, if the corporation denies such request in whole or in part, or if no disposition thereof is made within 60 days. The claimant's costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article 16 where the required undertaking, if any, has been received by the corporation) that the claimant has not met the standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of Delaware, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior o such amendment), nor the fact that there has been an actual determination by the corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

     D.   The indemnification and advancement of expenses provided by this
Article 16 shall not be deemed exclusive of any other rights to which a claimant may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification under this Article 16 shall be deemed to be a contract between the corporation and each director and officer of the corporation who serves or served in such capacity at any time while this Article 16 is in effect. Any repeal or modification of this Article 16 or any repeal or modification of relevant provisions of the General Corporation Law of Delaware or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the corporation arising hereunder with respect to any action, suit or proceeding arising out of or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this Article 16 references to "the corporation" include all constituent corporations parties to a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other


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enterprise shall stand in the same position under the provisions of this Article
16 with respect to the resulting or surviving corporation, as he or she would if he or she had served te resulting or surviving corporation in the same capacity.

     E. The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of this Article 16.

     F. If this Article 16 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article 16 as to all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article 16 to the full extent permitted by any applicable portion of this
Article 16 that shall not have been invalidated and to the full extent permitted by applicable law.


                                     ARTICLE 17

     Without limiting the purpose of the corporation set forth in Article 3 above, the corporation shall have the corporate power to from time to time enter into an agreement regarding, or adopt a plan regarding, and in either case thereafter consummate, an exchange whereby the corporation acquires partnership interests, shares of capital stock or other securities of one or more partnerships, corporations or other entities in exchange for cash and/or securities of the corporation. Any such agreement duly executed and delivered by the corporation, and any such plan duly adopted by the corporation, prior to the effectiveness of this Article 17 shall be the valid acts of the corporation notwithstanding such later effectiveness of this Article 17.

                                     ARTICLE 18

     The corporation reserves the right to amend, add, alter, change, repeal or adopt any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of not less than two-thirds (2/3) of the voting power of all securities of the corporation entitled to vote generally in the election of directors shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with Articles 5, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16 or this Article 18 of this Certificate of Incorporation.


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